Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-249264 on Form S-1 of our report dated August 28, 2020 (October 21, 2020, as to the effects of the reverse stock split described in Note 17) relating to the financial statements of Foghorn Therapeutics Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 21, 2020